Exhibit 99.1

Preformed Line Products Announces Financial Results for the Third Quarter and First Nine Months of 2015

MAYFIELD VILLAGE, Ohio, Nov. 9, 2015 /PRNewswire/ -- Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the third quarter and the first nine months of 2015.

Net income for the nine months ended September 30, 2015, was $3,630,000, or $.67 per diluted share, compared to $10,373,000, or $1.92 per diluted share, for the same period in 2014. Net income for the quarter ended September 30, 2015, was $206,000, or $.04 per diluted share, compared to net income of $2,555,000, or $.48 per diluted share, for the comparable period in 2014.

Net sales were $262,705,000 for the first nine months of 2015 compared to $292,006,000 in the first nine months of 2014. Net sales in the third quarter of 2015 were $89,046,000 compared to sales of $102,100,000 in the third quarter of 2014.

Currency exchange rates unfavorably impacted net sales $11,574,000 for the quarter and $26,327,000 for the first nine months of 2015, while there was a favorable impact on net income of $673,000 for the quarter and $610,000 for the first nine months of 2015.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "Excluding the negative impact of currency exchange rates, sales year-to-date and for the quarter were down one percent. In addition to the impact on sales and net income of translating foreign denominated financials, we also recorded currency losses of $7.5 million for the year and $4.1 million in the quarter, primarily from translating intercompany activity denominated in foreign currencies. We continue to reconfigure our worldwide operations in response to market demands and the changes we have made to date have resulted in restructuring costs of $2.1 million for the quarter and $2.7 million for the year."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters is in Mayfield Village, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, workforce disruptions and other factors described under the headings "Risk Factors" and "Forward-Looking Statements" in the Company's 2014 Annual Report on Form 10-K filed with the SEC on March 12, 2015 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

(In thousands, except per share data)	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014

Net sales	$ 89,046	$ 102,100	$ 262,705	$ 292,006
Cost of products sold	62,887	69,645	185,342	200,906
GROSS PROFIT	26,159	32,455	77,363	91,100

Costs and expenses
Selling	7,893	9,444	22,852	27,010
General and administrative	8,010	10,153	27,596	32,147
Research and engineering	3,745	4,399	11,320	12,357
Other operating expense (income) - net	4,425	3,324	8,410	2,626
	24,073	27,320	70,178	74,140

OPERATING INCOME	2,086	5,135	7,185	16,960

Other income (expense)
Interest income	103	138	317	345
Interest expense	(141)	(141)	(423)	(504)
Other income (expense) - net	93	162	(531)	236
	55	159	(637)	77

INCOME BEFORE INCOME TAXES	2,141	5,294	6,548	17,037

Income taxes	1,935	2,739	2,918	6,664

NET INCOME	$ 206	$ 2,555	$ 3,630	$ 10,373

BASIC EARNINGS PER SHARE
Net Income	$ 0.04	$ 0.48	$ 0.67	$ 1.93

DILUTED EARNINGS PER SHARE
Net Income	$ 0.04	$ 0.48	$ 0.67	$ 1.92

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.60	$ 0.60

Weighted-average number of shares outstanding - basic	5,356	5,372	5,381	5,384

Weighted-average number of shares outstanding - diluted	5,372	5,376	5,397	5,389

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Thousands of dollars, except share and per share data)	2015	2014
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 26,870	$ 29,643
Accounts receivable, less allowances of $2,135 ($2,370 in 2014)	66,195	67,942
Inventories - net	73,071	80,037
Deferred income taxes	8,886	7,249
Prepaids	10,579	9,167
Other current assets	7,904	6,625
TOTAL CURRENT ASSETS	193,505	200,663

Property, plant and equipment - net	92,209	102,531
Other intangibles - net	11,323	14,121
Goodwill	15,551	17,792
Deferred income taxes	6,656	5,773
Other assets	12,477	13,087

TOTAL ASSETS	$ 331,721	$ 353,967

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 1,027	$ 1,809
Current portion of long-term debt	104	116
Trade accounts payable	22,392	22,332
Accrued compensation and amounts withheld from employees	12,318	9,876
Accrued expenses and other liabilities	19,917	21,194
TOTAL CURRENT LIABILITIES	55,758	55,327

Long-term debt, less current portion	31,659	31,749
Other noncurrent liabilities and deferred income taxes	23,718	23,966

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,296,036 and
5,397,138 issued and outstanding, net of 922,425 and 819,424 treasury
shares at par, respectively, as of September 30, 2015 and December 31, 2014	10,592	10,794
Common shares issued to Rabbi Trust, 291,021 and 292,609 shares at
September 30, 2015 and December 31, 2014	(11,657)	(11,790)
Deferred Compensation Liability	11,657	11,790
Paid-in capital	22,344	22,795
Retained earnings	241,557	244,470
Accumulated other comprehensive loss	(53,907)	(35,134)
TOTAL SHAREHOLDERS' EQUITY	220,586	242,925

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 331,721	$ 353,967

CONTACT: Eric R. Graef, Preformed Line Products, (440) 473-9249